EXHIBIT 10.10

XCEL ENERGY SENIOR EXECUTIVE SEVERANCE AND
CHANGE-IN-CONTROL POLICY

Introduction

The Xcel Energy Senior Executive Severance Policy expired August 18, 2003. Effective as of such date, all rights and entitlements of participants under such policy ceased.

ARTICLE I
ESTABLISHMENT OF POLICY

          The Corporation hereby establishes, effective as of October 22, 2003, a separation compensation policy known as the Xcel Energy Senior Executive Severance and Change-in-Control Policy.

ARTICLE II
DEFINITIONS

          As used herein the following words and phrases shall have the following respective meanings unless the context clearly indicates otherwise. (In addition, certain terms used in Section 4.5 of this Policy are defined in Section 4.5.)

     (a) Annual Salary. The Participant’s regular annual rate of base salary payable by the Participant’s Employer, including base salary converted to other benefits under a flexible pay arrangement maintained by the Corporation or a Subsidiary or deferred pursuant to a written plan or agreement with the Corporation or a Subsidiary, but excluding overtime pay, allowances, premium pay, compensation paid or payable under any Corporation or Subsidiary long-term or short-term incentive plan or any similar payment.

     (b) Board. The Board of Directors of the Corporation.

     (c) Change-in-Control. Is the occurrence on or after the Effective Date of any of the events described in subsections (i) through (iv), below:

     (i) An acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty percent (20%) or more of either (1) the then outstanding shares of common stock of the Corporation (the “Outstanding Corporation Common Stock”), or (2) the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding Corporation Voting Securities”); excluding, however, the following: (A) any acquisition directly from the Corporation, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the

Corporation, (B) any acquisition by the Corporation, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any corporation controlled by the Corporation, or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (1), (2) and (3) of subsection (iii) of this definition; or

     (ii) A change in the composition of the Board such that the individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual who becomes a member of the Board subsequent to the Effective Date whose election, or nomination for election by the Corporation’s shareholders, was approved by a vote of at least a majority of those individuals then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or

     (iii) The approval by the shareholders of the Corporation of a reorganization, merger, consolidation, share exchange or sale or other disposition of all or substantially all of the assets of the Corporation (“Corporate Transaction”) or, if consummation of such Corporate Transaction is subject, at the time of such approval by shareholders, to the consent of any government or governmental agency, the obtaining of such consent (either explicitly or implicitly by consummation); excluding, however, such a Corporate Transaction pursuant to which (1) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than sixty percent (60%) of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities, as the case may be, (2) no Person (other than the Corporation, any employee benefit plan (or related trust) of the Corporation or such corporation resulting from such Corporate Transaction) will beneficially own, directly or indirectly, twenty percent (20%) or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership existed prior to the Corporate Transaction and (3) individuals who were members of the board of directors of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

     (iv) The approval by the shareholders of the Corporation of a complete liquidation or dissolution of the Corporation.

     (d) Change-in-Control Multiple. For each Participant the number set forth opposite the Participant’s name in the column titled Change-in-Control Multiple on the Schedule I hereto.

     (e) Code. The Internal Revenue Code of 1986, as amended from time to time.

     (f) Committee. The Governance, Compensation and Nominating Committee of the Board or any successor to such committee.

     (g) Corporation. Xcel Energy Inc. and any successor thereto.

     (h) Date of Termination. The date on which a Participant ceases to be an Employee.

     (i) Effective Date. The effective date of this Policy, or October 22, 2003.

     (j) Employee. Any full-time, regular-benefit, non-bargaining employee of an Employer. The term shall exclude all individuals employed as independent contractors, temporary employees, other benefit employees, non-benefit employees or leased employees, even if it is subsequently determined that such classification is incorrect.

     (k) Employer. The Corporation or a Subsidiary which has adopted the Policy pursuant to Article V hereof. Notwithstanding the provisions of Article V, however, if an Employee is transferred to a Subsidiary that is not otherwise an Employer, such Subsidiary shall be deemed, effective as of the effective time of such transfer, an Employer with respect to the Participant for all purposes of this Policy even though it has not otherwise adopted the Policy pursuant to Article V.

     (l) Participant. An Employee who is designated as such pursuant to Section 3.1.

     (m) Policy. The Xcel Energy Senior Executive Severance and Change-in-Control Policy, as it may, from time to time, be amended.

     (n) Release Agreement. An agreement substantially in the form set forth in Exhibit A to this Policy, with such amendments as the Committee may determine to be necessary in order for such agreement to constitute a valid release by the Participant in question of all claims described therein.

     (o) Separation Benefits. The payments and benefits described in Section 4.3 or Section 4.4, whichever applies, that are provided to qualifying Participants under the Policy.

     (p) Separation Period. The period beginning on a Participant’s Date of Termination and ending upon expiration of the number of consecutive 12-month periods computed with reference to such Date of Termination and anniversaries thereof that are equal to the Participant’s Severance Multiple.

     (q) Severance Multiple. For each Participant the number set forth opposite the Participant’s name in the column titled Severance Multiple on the Schedule I hereto.

     (r) Subsidiary. Any corporation or other entity in which the Corporation, directly or indirectly, holds a majority of the voting power of such corporation’s or entity’s outstanding shares of capital stock or ownership interests. An “affiliate” for purposes of this Policy means with respect to the Corporation or any other entity, an entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Corporation or such other entity.

     (s) Target Annual Incentive. The Annual Incentive Award under the Xcel Energy Inc. Executive Annual Incentive Award Plan or successor thereto that the Participant would have earned for the year in which his or her Date of Termination occurs, if the target goals for such year had been achieved.

ARTICLE III
ELIGIBILITY

3.1 Participation. Each of the Employees named on Schedule I hereto shall be a Participant in the Policy as of the Effective Date. Schedule I may be amended by the Board or by the Committee from time to time to add Employees as Participants.

3.2 Duration of Participation. A Participant shall only cease to be a Participant in the Policy as a result of an amendment or termination of the Policy complying with Article VII of the Policy, or when he or she ceases to be an Employee, unless, at the time he or she ceases to be an Employee, such Participant is entitled to payment of Separation Benefits as provided in the Policy or there has been an event or occurrence described in Section 4.2(b) which would enable the Participant to terminate employment and receive Separation Benefits. A Participant entitled to payment of Separation Benefits or any other amounts under the Policy shall remain a Participant in the Policy until the full amount of the Separation Benefits and any other amounts payable under the Policy have been paid to the Participant.

ARTICLE IV
SEPARATION BENEFITS

4.1 Right to Separation Benefit. A Participant shall be entitled to receive Separation Benefits in accordance with Section 4.3 or Section 4.4, whichever applies, if the Participant ceases to be an Employee for any reason specified in Section 4.2(a) or Section 4.2(b).

4.2 Termination of Employment.

     (a) Other than Change-in-Control. Except as set forth in subsection (c) below, a Participant shall be entitled to Separation Benefits if, at any time, other than during the period beginning on the effective date of the occurrence of a Change-in-Control and ending on the day before the second anniversary thereof, the Participant ceases to be an Employee by action of the Employer or any of its affiliates (excluding any transfer to another Employer or a Subsidiary);

     (b) Change-in-Control. Except as set forth in subsection (c) below, a Participant shall be entitled to Separation Benefits if at any time beginning on the effective date of the occurrence of a Change in Control and ending on the day before the second anniversary thereof:

     (i) the Participant ceases to be an Employee by action of the Employer or any of its affiliates (excluding any transfer to another Employer or a Subsidiary);

     (ii) the Participant’s Annual Salary is reduced below the higher of (x) the amount in effect immediately prior to the effective date of the occurrence of the Change-in-Control and (y) the highest amount in effect at any time thereafter, and the Participant ceases to be an Employee by his or her own action within 130 days after the occurrence of such reduction;

     (iii) the Participant’s authorities, functions, powers, duties or responsibilities are materially and adversely diminished in comparison to the authorities, functions, powers, duties and responsibilities enjoyed by the Participant immediately prior to the effective date of the occurrence of the Change-in-Control, and the Participant ceases to be an Employee by his or her own action within 130 days after the occurrence after such reduction;

     (iv) the program of incentive compensation and retirement and welfare benefits offered to the Participant (determined in the aggregate) is materially and adversely diminished in comparison to the program of such benefits enjoyed by the Participant immediately prior to the effective date of the occurrence of the Change-in-Control, and the Participant ceases to be an Employee by his or her own action within 130 days after the occurrence after such reduction; or

     (v) an Employer or any affiliate of an Employer sells or otherwise distributes or disposes of the subsidiary, branch or other business unit in which the Participant was employed before such sale, distribution or disposition and the conditions described in subsection (b)(i), (ii), (iii) or (iv) of this Section 4.2 are not met, and, notwithstanding, the Participant ceases to be an Employee by his or her own action within 130 days after such sale, distribution or disposition.

     With respect to a termination by the Participant pursuant to clause (ii), (iii), (iv), or (v) of this Section 4.2(b), such termination shall be effective for purposes of this Section 4.2(b), if and only if the Participant has given written notice to his or her Employer of his or her intent to terminate for such reason (stating the event(s) relied upon for such termination and the provisions of this Section 4.2(b) relied upon) within 90 days of the date on which the event(s) first occurred, and the

Employer or an affiliate of the Employer, as the case may be, has failed to remedy such event within the 30 day period following receipt of such notice.

     (c) Terminations Which Do Not Give Rise to Separation Benefits Under This Policy. If a Participant ceases to be an Employee because the Participant’s employment is terminated for Cause, or by death, disability, or retirement, or due to a qualified sale of business (as those terms are defined below), or voluntarily by the Participant unless, if a Change-in-Control has occurred, the termination meets the requirements of subsection (b)(ii), (iii), (iv) or (v) of this Section 4.2, the Participant shall not be entitled to Separation Benefits under the Policy.

     (i) A termination by disability shall have occurred where a Participant is terminated because of an illness or injury and the Participant has become eligible to receive long-term disability benefits under the Corporation’s or a Subsidiary’s long-term disability plan, as it exists at the time of termination of employment.

     (ii) A termination by retirement shall have occurred where a Participant’s termination is due to his voluntary late, normal or early retirement under a defined benefit pension plan sponsored by his Employer or its affiliates, as “late”, “normal” or “early” retirement may be defined in such plan.

     (iii) A termination for Cause shall have occurred where a Participant is terminated because of:

     (A) the willful and continued failure of the Participant to perform substantially the Participant’s duties with the Corporation or one of its Subsidiaries (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Participant by the Board which specifically identifies the manner in which the Board believes that the Participant has not substantially performed the Participant’s duties, or

     (B) the willful engaging by the Participant in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Corporation, Subsidiaries or one of its affiliates.

For purposes of this provision, no act or failure to act, on the part of the Participant, shall be considered “willful” unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that the Participant’s action or omission was in the best interests of the Corporation, Subsidiaries or its affiliates, as the case may be. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board, or upon the advice of counsel for the Corporation, shall be conclusively presumed to be done, or omitted to be done, by the Participant in good faith and in the best interests of the Corporation, Subsidiaries or its affiliates.

     (iv) A termination due to a qualified sale of business shall have occurred where an Employer or an affiliate of an Employer has sold, distributed or otherwise disposed of the subsidiary, branch or other business unit in which the Participant was employed immediately before such sale, distribution or disposition and the Participant has been offered employment with the purchaser of such subsidiary, branch or other business unit or the corporation or other entity which is the owner thereof on substantially the same terms and conditions under which he or she worked for the Employer or Subsidiary (including, without limitation, duties and responsibilities, and the aggregate of the Participant’s base salary and program of benefits). Such terms and conditions shall include, without limitation, a legally binding agreement or plan covering such Participant, providing that upon a termination of employment with the subsidiary, branch or business unit (or the corporation or other entity which is the owner thereof) or any successor thereto of the kind described in Article VI of this Policy, that would have entitled the Participant to Separation Benefits by reason of Section 4.2(a) of this Policy had the Participant still been a Participant herein, at any time before the third anniversary of the date of the sale, distribution or disposition, the Participant’s employer or any successor will pay to such former Participant an amount equal to the Separation Benefits under Section 4.3 of this Policy that such former Participant would have received under the Policy had he or she been a Participant at the time of such termination and been entitled to Separation Benefits thereunder. For purposes of this subsection, the new employer plan or agreement must treat service with any Employer (irrespective of whether the Employer was an affiliate of the Corporation or the Employee was a Participant at the time of such service) and the new employer as continuous service for purposes of calculating separation benefits.

4.3 Separation Benefits (non Change-in-Control).

     (a) If a Participant’s ceases to be an Employee in circumstances entitling him to Separation Benefits as provided in Section 4.2(a), and the Participant executes and does not revoke a Release Agreement, the Participant’s Employer shall pay such Participant, within fifteen days of the Date of Termination, or if later, upon the date such Release Agreement becomes irrevocable, a cash lump sum as set forth in subsection (b) below and the continued benefits set forth in subsection (c) of Section 4.3, below, subject to Section 4.6 below.

     (b) The cash lump sum referred to in Section 4.3(a) shall equal the aggregate of the following amounts:

     (i) the sum of (1) the Participant’s Annual Salary through the Date of Termination to the extent not theretofore paid, (2) the product of (x) the Target Annual Incentive and (y) a fraction, the numerator of which is the number of days in such year through the Date of Termination, and the denominator of which is 365, and (3) any compensation previously deferred by the Participant (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid and in full satisfaction of the rights of the Participant thereto;

     (ii) an amount equal to the product of (1) the Participant’s Severance Multiple and (2) the sum of (x) the Participant’s Annual Salary as in effect immediately prior to his or her Date of Termination, and (y) the Target Annual Incentive;

     (iii) an amount equal to the excess, if any, of (a) the actuarial equivalent present value of the aggregate benefits under the Corporation’s or a Subsidiary’s qualified defined benefit retirement plan (the “Retirement Plan”) and any excess or supplemental retirement plans in which the Participant participates and/or other supplemental retirement benefits to which the Participant may be entitled under any contract or agreement (together, the “SERP”) which the Participant would receive if his or her employment continued during the Separation Period, assuming that the Participant’s compensation during the Separation Period would have been equal to his or her compensation as in effect immediately before the Date of Termination or, if higher, on the Effective Date, over (b) the actuarial equivalent present value of the Participant’s actual benefit (paid or payable), if any, under the Retirement Plan and the SERP to which this Participant is entitled, determined as of the Date of Termination. The actuarial assumptions used for purposes of determining actuarial equivalence shall be no less favorable to the Participant than the most favorable of those in effect under the Retirement Plan and the SERP on the Date of Termination and the Effective Date; and

     (iv) the sum of the additional contributions (other than pre-tax salary deferral contributions by the Participant) that would have been made or credited by the Employers to the Participant’s accounts, whether or not the Participant was vested therein, under each qualified defined contribution plan and non-qualified supplemental executive savings plan, if any, that covered the Participant on the day immediately proceeding the Date of Termination determined by assuming that:

     (A) The Participant’s employment had continued for the Separation Period and the Participant continued as an active participant in such plans;

     (B) The Participant’s rate of compensation being recognized by each plan immediately prior to the Date of Termination had continued in effect during the Separation Period;

     (C) In the case of matching contributions, the Participant’s rate of pre-tax salary deferral contributions in effect on the day immediately prior to the Date of Termination had remained in effect throughout the Separation Period; and

     (D) In the case of discretionary contributions by the Employers, the Employers continued to make such contributions during the Separation

Period at the rate that applied to the most recent plan year that ended prior to the Date of Termination.

     (c) The continued benefits referred to above shall be as follows:

     (i) During the Separation Period, the Participant and his family shall be provided with medical, dental and life insurance benefits as if the Participant’s employment as an Employee had not terminated; provided, however, that if the Participant becomes reemployed with another employer and is eligible to receive such medical or other welfare benefits under another employer-provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility; and for purposes of determining eligibility (but not the time of commencement of benefits) of the Participant for retiree medical, dental and life insurance benefits under the Corporation’s or its Subsidiaries’ plans, practices, programs and policies, the Participant shall be considered to have remained employed during the Separation Period and to have retired on the last day of such period;

     (ii) The Employer shall, at its sole expense as incurred, provide the Participant with outplacement services the scope and provider of which shall be selected by the Participant in his or her sole discretion (but at a cost to the Employer of not more than $30,000);

     (iii) The Employer shall continue to provide the Participant with financial planning counseling benefits through the end of the Separation Period on the same terms and conditions as were in effect immediately before the Date of Termination; and

     (iv) The Employer will continue to provide the Executive with his or her “flexible perquisite allowance” through the Separation Period or, at the Employer’s option, to provide a cash lump sum payment equal to the amount of such allowance.

To the extent any benefits described in this Section 4.3(c) cannot be provided pursuant to the appropriate plan or program maintained for Employees, the Employer shall provide such benefits outside such plan or program at no additional cost (including without limitation tax cost) to the Participant. Notwithstanding the foregoing, if a group insurance carrier refuses to provide the coverage described in this Section 4.3(c) under its contract issued to the Corporation or a Subsidiary, as the case may be, or if the Corporation reasonably determines that the coverage required under this Section 4.3(c) would cause a welfare plan sponsored by the Corporation or a Subsidiary to violate any provision of the Code prohibiting discrimination in favor of highly compensated employees or key employees, the Employer will use its best efforts to obtain for the Participant an individual insurance policy providing comparable coverage. However, if the Corporation determines in good faith that comparable coverage cannot be obtained for less than two times the premium or premium equivalent for such coverage under the applicable Corporation or Subsidiary welfare plan or plans, the Employer’s sole obligation under this Section 4.3(c) with respect to that coverage will be limited to paying the Participant a monthly amount equal to two times the monthly premium or premium equivalent for that coverage under the applicable Corporation or Subsidiary’s plans.

4.4 Separation Benefits (Change-in-Control). If a Participant’s ceases to be an Employee in circumstances entitling him or her to Separation Benefits as provided in Section 4.2(b), and the Participant executes and does not revoke a Release Agreement, the Participant’s Employer shall pay such Participant, within fifteen days of the Date of Termination, or if later, upon the date such Release Agreement becomes irrevocable, a cash lump sum as set forth in subsections (b)(i) through (b)(iv) of Section 4.3 above, together with continued benefits as set forth in Section 4.3(c) above (subject to Section 4.6 below), provided however, that a Participant’s Change in Control Multiple shall be substituted for his Severance Multiple in applying the provisions of said subsections (including in determining the length of the Separation Period as used therein). For purposes of determining the cash lump sum and continued benefits set forth in subsection (b) and (c) of Section 4.3, if on or after the occurrence of a Change-in-Control a reduction of the Participant’s Annual Salary or benefits as described in subsection (b)(ii) or (iv) of Section 4.2 has occurred which would entitle the Participant to terminate employment and receive Separation Benefits under this Section 4.4, such reduction shall be ignored.

4.4A Other Benefits Payable. The cash lump sum and continuing benefits described in Sections 4.3 or 4.4 above shall be payable in addition to, and not in lieu of, all other accrued, vested and earned but deferred compensation, rights, options or other benefits which may be owed to a Participant upon or following termination, including but not limited to accrued vacation or sick pay, amounts or benefits payable under any bonus or other compensation plans, stock option plan, stock ownership plan, stock purchase plan, life insurance plan, health plan, disability plan or similar or successor plan, except to the extent paid as provided in Section 4.3(b)(i) or Section 4.4 (by incorporation of Section 4.3(b)(i)) above or as provided in Section 4.6 below.

4.5 Certain Additional Payments or Reductions in Payments. Eligibility for the Gross-Up Payment in Section 4.5(a) below is limited to those Participants who have been designated as “Tier I Participants” listed on Schedule I herein. Participants designated as “Tier II Participants” shall be entitled to receive the full payment of such Separation Payments if the Parachute Value of all Payments to which they are entitled exceeds 110% of the Safe Harbor Amount, but will not receive a Gross-Up Payment described below. Those Tier II Participants entitled to receive Payments the Parachute Value of which exceeds the Safe Harbor Amount, but is equal to or less than 110% of the Safe Harbor Amount, shall have their Separation Payments reduced (but not below zero) so that the Parachute Value of all Payments to which they are entitled equals the Safe Harbor Amount; provided, however, that the reduction shall be made in such a manner as to maximize the Value of Payments actually made to the Participant.

     (a) Gross-Up or Reduction.

     (i) In the event it shall be determined that any Payment would be subject to the Excise Tax, then except to the extent provided below in this Section 4.5(a), the Participant shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Participant of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Participant retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

     (ii) Notwithstanding Section 4.5(a)(i), if it shall be determined that the Participant is entitled to a Gross-Up Payment pursuant to Section 4.5(a)(i) (before application of Sections 4.5(a)(ii), (iii) and (iv)), but that the Parachute Value of the Payments does not exceed 110% of the Safe Harbor Amount, then no Gross-Up Payment shall be made to the Participant and the Separation Payments, in the aggregate, shall be reduced (but not below zero) such that the Parachute Value of all Payments equals the Safe Harbor Amount, determined in such a manner as to maximize the Value of all Payments actually made to the Participant.

     (iii) If it shall be determined that the Participant is entitled to a Gross-Up Payment pursuant to Section 4.5(a)(i) and the Payments are not reduced pursuant to Section 4.5(a)(ii), but one or more of the Payments that is determined to be subject to the Excise Tax consists of the accelerated vesting of a stock award under the Xcel Energy Inc. Omnibus Incentive Plan or any successor thereto, then the Gross-Up Payment shall be reduced by the portion thereof that is allocable to such accelerated vesting. The allocation of the Gross-Up Payment to the individual Payments shall be made on a pro-rata basis using the methodology set forth in Q&A 38 of Treasury Regulations Section 1.280G-1 or any comparable provision of any successor proposed or final regulations under Sections 280G and 4999 of the Code.

     (iv) If it shall be determined that a Participant is entitled to receive a Gross-Up Payment after application of Sections 4.5(a)(i), (ii) and (iii), then a determination shall be made whether it is possible to reduce the Separation Payments (but not below zero) such that the Net After-Tax Amount of all the Payments (taking into account such reduction) exceeds the Net After-Tax Amount of all the Payments (not taking into account such reduction) plus the Gross-Up Payment. If such a reduction is possible, then no Gross-Up Payment shall be made and the aggregate Separation Payments shall be so reduced (but not below zero); provided, that the reduction shall be made in such a manner as to maximize the Value of all Payments actually made to the Participant.

     (b) Procedures.

     (i) All determinations required to be made under Section 4.5, including whether and when a Gross-Up Payment or a reduction in Separation Payments is required, the amount of such Gross-Up Payment or reduction, and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized public accounting firm or benefits consulting firm selected by the Corporation (the “Accounting/Consulting Firm”), which shall provide detailed supporting calculations both to the Corporation and the Participant within 15 business days of the receipt of notice from the Participant that there has been a

Payment, or such earlier time as is requested by the Corporation; provided, that if the Accounting/Consulting Firm determines that a Participant’s Separation Payments are required to be reduced pursuant to this Section 4.5, including Section 4.5(a)(ii) or (iv), and there is a choice to be made as to which Separation Payments shall be reduced consistent with maximizing the Value of all Payments to the Participant, the Participant shall be permitted to make such choice, and the Accounting/Consulting Firm shall supply the Participant with all necessary information to make an informed choice. All fees and expenses of the Accounting/Consulting Firm shall be borne solely by the Corporation. Any Gross-Up Payment, as determined pursuant to this Section 4.5, shall be paid or caused to be paid by the Corporation to the Participant within five days of the receipt of the Accounting/Consulting Firm’s determination. Any determination by the Accounting/Consulting Firm shall be binding upon the Corporation and the Participant.

     (ii) As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting/Consulting Firm hereunder, it is possible that amounts will have been paid or distributed to or for the benefit of a Participant pursuant to this Policy which should not have been so paid or distributed (“Overpayment”) or that additional amounts which will have not been paid or distributed to or for the benefit of a Participant pursuant to this Policy could have been so paid or distributed (“Underpayment”), in each case, consistent with the requirements of this Section 4.5. In the event that the Accounting/Consulting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either an Employer or the Participant which the Accounting/Consulting Firm believes has a high probability of success determines that an Overpayment has been made, any such Overpayment paid or distributed to or for the benefit of a Participant shall be treated for all purposes as a loan to the Participant which the Participant shall repay to the Employer together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no such loan shall be deemed to have been made and no amount shall be payable by a Participant if and to the extent such deemed loan and payment would not either reduce the amount on which the Participant is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes or would be a prohibited loan under Section 402 of the Sarbanes-Oxley Act of 2002, as amended. In the event that the Accounting/Consulting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid or caused to be paid by the Corporation to or for the benefit of the Participant together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

     (iii) The Participant shall notify the Corporation in writing of any claim by the Internal Revenue Service that, if successful, could require the payment of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Participant is informed in writing of such claim and shall apprise the Corporation of the nature of such claim and the date on which such claim is requested to be paid. The Participant shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Corporation (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Corporation notifies the Participant in writing prior to the expiration of such period that it desires to contest such claim, the Participant shall:

     (A) give the Corporation any information reasonably requested by the Corporation relating to such claim,

     (B) take such action in connection with contesting such claim as the Corporation shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Corporation,

     (C) cooperate with the Corporation in good faith in order to contest such claim effectively, and

     (D) permit the Corporation to participate in any proceedings relating to such claim;

provided, however, that the Corporation shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Participant harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 4.5(b), the Corporation shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Participant to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Participant agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Corporation shall determine; provided, however, that if the Corporation directs the Participant to pay such claim and sue for a refund, the Corporation shall advance the amount of such payment to the Participant, on an interest-free basis and shall indemnify and hold the Participant harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance, except that the Corporation shall not direct the Participant to pay such claim and sue for a refund if such advance would be a prohibited loan under Section 402 of Sarbanes-Oxley Act of 2002, as amended; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Participant with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Corporation’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Participant shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

     (iv) If, after the receipt by the Participant of an amount advanced by the Corporation pursuant to Section 4.5(b)(iii), the Participant becomes entitled to receive any refund with respect to such claim, the Participant shall (subject to the Corporation’s complying with the requirements of Section 4.5(b)(iii)) promptly pay to the Corporation the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Participant of an amount advanced by the Corporation pursuant to Section 4.5(b)(iii), a determination is made that the Participant shall not be entitled to any refund with respect to such claim and the Corporation does not notify the Participant in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of the Gross-Up Payment required to be paid.

     (c) Definitions. The following terms shall have the following meanings for purposes of this Section 4.5.

     (i) “Excise Tax” shall mean the aggregate of the excise taxes imposed by Section 4999 of the Code or by similar state or local law, together with any interest or penalties imposed with respect to such excise taxes.

     (ii) The “Net After-Tax Amount” of a Payment shall mean the Value of a Payment net of all taxes imposed on a Participant with respect thereto under Sections 1 and 4999 of the Code and applicable state and local law, determined by applying the highest marginal rates that are expected to apply to the Participant’s taxable income for the taxable year in which the Payment is made.

     (iii) “Parachute Value” of a Payment shall mean the present value as of the date of the Change-in-Control or other applicable date of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2), or under any similar state or local law, as determined by the Accounting/Consulting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

     (iv) A “Payment” shall mean any payment or distribution by the Corporation or any affiliates in the nature of compensation to or for the benefit of a Participant, whether paid or payable pursuant to this Policy or otherwise, including, without limitation, the lapse or termination of any restriction on or the vesting or exercisability of any benefits or right thereto.

     (v) The “Safe Harbor Amount” means the maximum Parachute Value of all Payments that a Participant can receive without any Payments being subject to the Excise Tax.

     (vi) A “Separation Payment” shall mean a Payment paid or payable pursuant to this Policy (disregarding this Section 4.5).

     (vii) “Value” of a Payment shall mean the economic present value of a Payment as of the date of Change-in-Control or other applicable date, as determined by the Accounting/Consulting Firm using the discount rate required by Section 280G(d)(4) of the Code.

4.6 Conditions to Payment Obligations.

     (a) Except as provided in Section 4.6(b) below, the obligations of the Corporation and the Employers to pay the Separation Benefits and the Gross-Up Payment and other payments described in Section 4.5 shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Corporation or any of its Subsidiaries may have against any Participant.

     (b) Notwithstanding any other provision of this Policy or any other plan, program, practice or policy of any Employer: (i) any cash Separation Benefits that a Participant becomes entitled to receive under Section 4.3(b) or Section 4.4 of this Policy shall be reduced (but not below zero) by the aggregate amount of cash severance, separation, or similar benefits that the Participant may be entitled to receive under any other plan, program, policy, contract, agreement or arrangement of any Employer or Subsidiary, except to the extent the Participant waives his or her right thereto, and by the aggregate amount of such cash benefits or pay in lieu of notice that the Participant may be entitled to receive under applicable law; and (ii) any continued benefits that a Participant becomes entitled to receive under Section 4.3(c) or Section 4.4 of this Policy shall be provided concurrently (not consecutively) with any such benefits that such Participant may be entitled to receive under any other plan, program, policy, contract, agreement or arrangement of any Employer or Subsidiary or applicable law (including without limitation the health continuation coverage required by Section 4980B of the Code and Section 601 et seq. of the Employee Retirement Income Security Act of 1974, as amended). In no event shall a Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to a Participant under any of the provisions of this Policy, nor shall the amount of any payment hereunder be reduced by any compensation earned by a Participant as a result of employment by another employer, except as specifically provided in Section 4.3(c)(i) or Section 4.4 (by incorporation of Section 4.3(c)(i)).

ARTICLE V
PARTICIPATING EMPLOYERS

     With the consent of the Board, this Policy may be adopted by any Subsidiary of the Corporation. Upon such adoption, the Subsidiary shall become an Employer hereunder and the provisions of the Policy shall be fully applicable to the Employees of that Subsidiary who are Participants pursuant to Section 3.1.

ARTICLE VI
SUCCESSOR TO CORPORATION

     This Policy shall bind any successor of the Corporation or other Employer, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Corporation or Employer would be obligated under this Policy if no succession had taken place.

     In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Policy, the Corporation shall require such successor expressly and unconditionally to assume and agree to perform the Corporation’s or Employer’s obligations under this Policy, in the same manner and to the same extent that the Corporation or Employer would be required to perform if no such succession had taken place. The term “Corporation,” as used in this Policy, shall mean the Corporation as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by this Policy.

ARTICLE VII
DURATION, AMENDMENT AND TERMINATION

7.1 Amendment and Termination.

     (a) Subject to the provisions of Article VII, the Policy may be amended by the Board at any time or from time to time and may be terminated by the Board at any time. No amendment or termination, however, may adversely affect the rights of any Participant without the Participant’s written consent if such person (i) is then receiving Separation Benefits or other payments under the Policy, (ii) upon termination of employment would become entitled to receive Separation Benefits or other payments under the Policy on account of a prior event or occurrence described in Section 4.2(b), or (iii) is entitled to receive Separation Benefits or other payments under the Policy on account of a prior termination of employment.

     (b) Notwithstanding the provisions of Section 7.1(a), during the period commencing on October 22, 2003 and ending at the close of business on October 21, 2006 (the “Term”), the Policy may not be amended or terminated in any way, whether or not a Change-in-Control has occurred, that would adversely affect the rights of any person, without such person’s written consent; provided, however, that on October 22, 2004 and on each October 22 thereafter, the Term shall automatically be extended for an additional year unless, not later than the immediately preceding July 22, the Corporation shall give notice to Participants that it does not wish to have the Term extended; and provided further, however, that if a Change-in-Control shall have occurred during the Term, the Term shall expire no earlier than the second anniversary of the date on which the Change-in-Control occurred.

     7.2 Duration. Notwithstanding Section 7.1, this Policy shall continue in full force and effect and shall not terminate or expire until after all Participants who become entitled to any payments hereunder shall have received such payments in full and all payments and adjustments required to be made pursuant to Section 4.5 have been made.

7.3 Form of Amendment. The form of any amendment of the Policy shall be a written instrument signed by a duly authorized officer or officers of the Corporation, certifying that the amendment has been approved by the Board.

ARTICLE VIII
MISCELLANEOUS

8.1 Employment Status. This Policy does not constitute a contract of employment or impose on the Participant or the Participant’s Employer any obligation to retain the Participant as an Employee, to change the status of the Participant’s employment, or to change the Corporation’s policies or those of its Subsidiaries regarding termination of employment.

8.2 Claim Procedure. If an Employee or former Employee makes a written request alleging a right to receive benefits under this Policy or alleging a right to receive an adjustment in benefits being paid under the Policy, the Corporation shall treat it as a claim for benefit. All claims for benefit under the Policy shall be sent to the Human Resources Department of the Corporation and must be received within 30 days after termination of employment or, if earlier, within 30 days after the date as of which the alleged right to receive benefits arises. If the Corporation determines that any individual who has claimed a right to receive benefits, or different benefits, under the Policy is not entitled to receive all or any part of the benefits claimed, it will inform the claimant in writing of its determination and the reasons therefor in terms calculated to be understood by the claimant. The notice will be sent within 90 days of the claim unless the Corporation determines additional time, not exceeding 90 days, is needed. The notice shall make specific reference to the pertinent Policy provisions on which the denial is based, and describe any additional material or information is necessary. Such notice shall, in addition, inform the claimant what procedure the claimant should follow to take advantage of the review procedures set forth below in the event the claimant desires to contest the denial of the claim, including a statement of the right to bring a civil suit under Section 502(a) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The claimant may within 60 days thereafter submit in writing to the Corporation a notice that the claimant contests the denial of his or her claim by the Corporation and desires a further review. The notice may include comments, documents, records and other information relating to the claim. The claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits. The review will take into account all comments, documents, records and other information submitted relating to the claim, without regard to whether such information was submitted or considered in the initial determination. The Corporation will render its final decision with specific reasons therefor in writing and will transmit it to the claimant within 60 days of the written request for review, unless the Corporation determines additional time, not exceeding 60 days, is needed, and so notifies the Participant. In the case of an adverse benefit determination, the decision shall set forth, in a manner calculated to be understood by the claimant, the specific reasons for the adverse determination, reference to the specific Policy provisions on which the determination is based, a statement that the claimant is entitled to receive upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits, and a statement of the claimant’s right to bring an action under Section 502(a) of ERISA.

8.3 Validity and Severability. The invalidity or unenforceability of any provision of the Policy shall not affect the validity or enforceability of any other provision of the Policy, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.4 Governing Law. The validity, interpretation, construction and performance of the Policy shall in all respects be governed by the laws of Minnesota, without reference to principles of conflict of law, except to the extent pre-empted by federal law.

8.5 Withholding. The Corporation or other applicable Employer may withhold from any and all amounts payable under this Policy all federal, state, local and foreign taxes that may be required to be withheld by applicable laws or regulations.

Xcel Energy Inc.

/S/ Wayne H. Brunetti

By:	Wayne H. Brunetti Chairman and CEO

SCHEDULE I
Participants

			Change-in-Control
Employee Name	Tier	Severance Multiple	Multiple

Fowke III, Benjamin	I	2	3
Gogel, Raymond	I	2	3
Hart, Cathy	I	2	3
Johnson, Gary	I	2	3
Kelly, Richard	I	2	3
Lesher, Cynthia	I	2	3
Ripka, David	II	2	2
Sparby, David	II	2	2
Vincent, Patricia	I	2	3
Wilks, David	I	2	3

EXHIBIT A
FORM OF RELEASE AGREEMENT

          THIS AGREEMENT is entered into this           day of              , 20       by and between Xcel Energy Inc. (the “Company”), a Minnesota corporation, and                      (the “Participant”).

          WHEREAS, the Participant has become entitled to receive Separation Benefits under the Xcel Energy Senior Executive Severance and Change-in-Contract Policy (the “Policy”) on the condition that the Participant enter into this Release Agreement; and

          NOW, THEREFORE, in consideration of the Covenant Consideration, the Participant, intending to be legally bound, agrees as follows:

          1. Acknowledgment.

          (a) The Participant understands and agrees that, in addition to the Participant’s below-described exposure to the Company’s Confidential Information or Trade Secrets, the Participant may, in his capacity as an employee, at times meet with the Company’s customers and suppliers, and that as a consequence of using and associating with the Company’s name, goodwill, and professional reputation, the Participant will be in a position to develop personal and professional relationships with the Company’s past, current, and prospective customers and suppliers. The Participant further acknowledges that during the course and as a result of employment by the Company, the Participant may be provided certain specialized training or know-how. The Participant understands and agrees that this goodwill and reputation, as well as the Participant’s knowledge of Confidential Information or Trade Secrets and specialized training and know-how, could be used unfairly in competition against the Company.

          (b) Accordingly, the Participant agrees that during the period of one year after the Date of Termination (the “Covenant Period”), the Participant shall not:

     (i) Cause or attempt to cause any existing or prospective customer, client, or account, who then has a relationship with the Company for current or prospective business, to divert, terminate, limit or in any manner modify, or fail to enter into any actual or potential business relationship with the Company; and the Participant and the Company agree that this clause (i) is reasonably enforced with reference to any geographic area applicable to such relationships with the Company; and

     (ii) Directly or indirectly solicit, employ or conspire with others to employ any of the Company’s employees; the term “employ” for purposes of this clause (ii) meaning to enter into an arrangement for services as a full-time or part-time employee, independent contractor, consultant, agent or otherwise; and the Participant and the Company agree that this clause (ii) is reasonably enforced as to any geographic area.

          2. Return of Property. The Participant agrees that upon the Date of Termination, the originals and all copies of any and all documents (including computer data, diskettes, programs, or printouts) that contain any customer information, financial information, product information, or other information that in any way relates to the Company, its products or services, its clients, its suppliers, or other aspects of its business that are in the Participant’s possession shall be immediately returned to the Company. The Participant further agrees to not retain any summary of such information.

          3. Confidential Information/Trade Secrets.

          (a) The Participant acknowledges that during the course and as a result of his or her employment, the Participant may receive or otherwise have access to, or contribute to the production of, Confidential Information or Trade Secrets. “Confidential Information or Trade Secrets” means information that is proprietary to or in the unique knowledge of the Company (including information discovered or developed in whole or in part by the Participant); the Company’s business methods and practices; or information that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. It includes, among other things, strategies, procedures, manuals, confidential reports, lists of clients, customers, suppliers, past, current or possible future products or services, and information concerning research, development, accounting, marketing, selling or leases and the prices or charges paid by the Company’s customers to the Company, or by the Company to its suppliers. The Participant acknowledges his continuing agreement to abide by the terms of the Company’s Code of Conduct.

          (b) The Participant further acknowledges and appreciates that any Confidential Information or Trade Secret constitutes a valuable asset of the Company and that the Company intends any such information to remain secret and confidential. The Participant therefore specifically agrees that except to the extent required by the Participant’s duties to the Company or as permitted by the express written consent of the Board of Directors, the Participant shall never, either during employment with the Company or at any time thereafter, directly or indirectly use, discuss or disclose any Confidential Information or Trade Secrets of the Company or otherwise use such information to his or her own or a third party’s benefit.

          4. Consideration. The Participant and the Company agree that the above provisions of this Agreement are reasonable and necessary for the protection of the Company and its business. In exchange for the Participant’s agreement to be bound by the terms of this Agreement, the Company has provided the Participant the Separation Benefits under the Policy. The Participant accepts and acknowledges the adequacy of such consideration for this Agreement.

          5. Remedies for Breach. The Participant acknowledges that a breach of the above provisions of this Agreement will cause the Company irreparable harm that would not be fully remedied by monetary damages. Accordingly, the Participant agrees that the Company shall, in addition to the requirement to return the Covenant Consideration to the Company and any relief afforded by law, be entitled to injunctive relief. The Participant agrees that both damages at law and injunctive relief shall be proper modes of relief and are not to be considered alternative remedies.

          6. Release.

          (a) In consideration of the Separation Benefits, the Participant does hereby fully and completely release and waive any and all claims, complaints, causes of action or demands of whatever kind which the Participant has or may have against the Company and its predecessors, successors, subsidiaries and affiliates and all officers, employees and agents of those persons and companies arising out of any actions, conduct, decisions, behavior or events occurring to the date of his or her execution of this Release of which the Participant is or has been made aware or has been reasonably put on notice.

          (b) The Participant understands and accepts that this release specifically covers but is not limited to any and all claims, complaints, causes of action or demands of whatever kind which the Participant has or may have against the above-referenced released parties relating in any way to the terms, conditions and circumstances of his or her employment to date, whether based on statutory, regulatory or common law claims for employment discrimination, including but not limited to race, color, religion, sex, age or reprisal discrimination, arising under the Federal Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Americans with Disabilities Act, Executive Order 11246, the Age Discrimination in Employment Act, as amended, the Colorado Civil Rights Act, Minnesota Human Rights Act, or any other administrative order, federal or state statute or local ordinance, wrongful discharge, equal pay claims, breach of contract, breach of any express or implied promise, misrepresentation, fraud, reprisal, retaliation, breach of public policy, infliction of emotional distress, defamation, promissory estoppel, invasion of privacy, negligence, or any other theory, whether legal or equitable; except that this release will not impair any existing rights the Participant may have under any presently existing pension, retirement or employee benefit plan of the Company.

          (c) By signing below, the Participant acknowledges that he or she fully understands and accepts the terms of this release, and represents and agrees that his or her signature is freely, voluntarily and knowingly given and that he or she has been provided a full opportunity to review and reflect on the terms of this release for at least 21days and to seek the advice of legal counsel of his or her choice, which advice the Participant has been encouraged to obtain.

          7. The Participant’s Acknowledgment of Review; Right to Revoke.

          (a) The Participant represents that the Participant has carefully read and fully understands all provisions of this Agreement and that the Participant has had a full opportunity to review this Agreement before signing and to have all the terms of this Agreement explained to him or her by counsel.

          (b) This Agreement may be revoked by the Participant by written notice given to

Gary Johnson Vice President and General Counsel Xcel Energy Inc. 800 Nicollet Mall Suite 3000 Minneapolis, MN 55402

within 15 business days after being signed by the Participant.

          8. General Provisions. The Participant and the Company acknowledge and agree as follows:

          (a) This Agreement contains the entire understanding of the parties with regard to all matters contained herein. There are no other agreements, conditions, or representations, oral or written, express or implied, with regard to such matters;

          (b) This Agreement may be amended or modified only by a writing signed by both parties;

          (c) Waiver by either the Company or the Participant of a breach of any provision, term or condition hereof shall not be deemed or construed as a further or continuing waiver thereof or a waiver of any breach of any other provision, term or condition of this Agreement;

          (d) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this Agreement, “the Company” shall mean the Company and its affiliates or assigns and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise. No assignment of this Agreement shall be made by the Participant, and any purported assignment shall be null and void;

          (e) If any court finds any provision or part of this Agreement to be unreasonable, in whole or in part, such provision shall be deemed and construed to be reduced to the maximum duration, scope or subject matter allowable under applicable law. Any invalidation of any provision or part of this Agreement will not invalidate any other part of this Agreement;

          (f) This Agreement will be construed and enforced in accordance with the laws and legal principles of the State of Minnesota. The Participant consents to the jurisdiction of the Minnesota courts for the enforcement of this Agreement; and

          (g) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

THIS AGREEMENT IS INTENDED TO BE A LEGALLY BINDING DOCUMENT FULLY ENFORCEABLE IN ACCORDANCE WITH ITS TERMS. IF IN DOUBT, SEEK COMPETENT LEGAL ADVICE BEFORE SIGNING.

(Participant)	Date

XCEL ENERGY INC.

By

Its	Date

The Participant acknowledges that he or she has received a copy of this Agreement.